[BJI BROWN JORDAN INTERNATIONAL LOGO]

FOR IMMEDIATE RELEASE

Contact:	Rashna Carmicle / Director of Marketing Communications (954) 960-1299 / rcarmicle@brownjordan.com

BROWN JORDAN INTERNATIONAL NAMES JAMES R. MALONE
VICE CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

Pompano Beach, FL (September 30, 2004) — Brown Jordan International, Inc. (“BJI” or “Company”), the premier designer, manufacturer and marketer of luxury outdoor and contract furnishings, announced today the naming of James R. Malone as Vice Chairman, President and Chief Executive Officer. Malone will replace Bruce R. Albertson, who has left the Company to pursue other interests. The Company remains dedicated to the current direction, focus and programs in place and will continue to build upon the momentum it has gained to this point.

Malone is a seasoned business leader with hands-on experience in a number of major growth success stories. He has served as Chairman and CEO of several Fortune 500 companies. Additionally, Malone has served as Chairman or CEO of a number of middle-market companies in the aerospace, automotive, trucking/logistics, and healthcare industries. He currently serves on the boards of AmSouth Bank (NYSE) in Birmingham, AL, and Ametek, Inc. (NYSE) in Paoli, PA. Malone has resided in Florida for over ten years.

Earl W. Powell, Chairman and CEO of Trivest Partners, LP, stated, “BJI is at a key and exciting point in its development. Having Jim on board provides the experience, leadership and vision required to effectively capitalize upon and further develop BJI’s many market opportunities.”

Malone commented, “The Company will remain dedicated and focused on the core strategies of its Contract, Specialty Retail and National Account channels throughout this transition. Initiatives such as Elegant Outdoors will continue to be at the forefront of our efforts as we continue to develop this new retail channel. I look forward to joining BJI in this capacity.”

# # # #

About Brown Jordan International

Brown Jordan International, Inc., designs, manufactures and markets retail and contract furnishings under the brand names Brown Jordan, Tommy Bahama, Pompeii, Winston, Vineyard, Molla, Tradewinds, Stuart Clark, Winston Woods, Casual Living, Southern Wood Products, Loewenstein, Charter, Lodging by Charter, Woodsmiths, Wabash Valley, Texacraft, and Tropic Craft. Brown Jordan International’s corporate office is located in Pompano Beach, Florida with offices and manufacturing facilities located both domestically and internationally.

Brown Jordan International, Inc. is an affiliate of Trivest Partners, L.P., a private investment firm, which is a leading provider of equity for middle market corporate acquisitions, recapitalizations and growth capital financings. Since its founding in 1981, Trivest has sponsored more than 115 acquisitions and recapitalizations, totaling approximately $2.0 billion in value. Trivest recently closed its third institutional investment fund, Trivest Fund III, L.P., with $316.1 million in total commitments. For more information, please visit www.trivest.com.

1801 N Andrews Avenue  •   Pompano Beach, FL 33069  •  tel 954 690 1117 fax 954 960 1849
www.brownjordan. com